CONSULTING AGREEMENT

This CONSULTING AGREEMENT ("Agreement") is made and entered into this 18th day of December, 2007 by and between Walter Weisel (the "Consultant") and Robotic Workspace Technologies, Inc. (“RWT”), a wholly owned subsidiary of Innova Robotics and Automation, Inc. (“Innova”), a Delaware corporation (together RWT and Innova are referred to herein as the "Corporation").

R E C I T A L S:

A.	Consultant has substantial experience in the field of robotics, including as an executive with the Corporation.

B.
The Corporation has certain proprietary intellectual property that it desires to license and has spent considerable time and effort developing relationships, concepts, plans and ideas in connection with the further development, marketing, manufacturing and selling a robotics chair for use in the rehabilitation industry which was initially developed by NIST and is currently being further developed at Florida Gulf Coast University in Fort Myers, Florida. The robotics chair is referred to herein as the “HLPR Chair.”

C.
 The Company desires to retain the Consultant to (i) obtain licensing agreements and settlements with trade secret and patent violators of its intellectual property and (ii) to assist in obtaining funding and business opportunities for the Corporation with the HLPR Chair and the Consultant desires to accept the engagement.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant do hereby agree as follows:

1. Scope of Engagement. Corporation shall retain the Consultant to provide the services and for the compensation set forth below:

a. HLPR Chair. Subject to the terms of this Consulting Agreement, Consultant shall have the exclusive right to market the HLPR Chair for the benefit of the Corporation and its shareholders on terms acceptable to the Corporation. Consultant shall not at any time either during the six (6) month period of the Consulting Agreement or for eighteen months (18) months thereafter, market the HLPR Chair for the benefit of any other party, unless expressly approved in writing by the Corporation. Consultant acknowledges and agrees that during the term of his employment as an Executive with the Corporation, he developed certain concepts, ideas, plans and other confidential information regarding the HLPR Chair. Further, he requested that counsel to the Corporation at the expense of the Corporation, establish a not for profit organization, known as Robotic Rehabilitation Resources, Inc. (“RRR”) to enter a consulting agreement with NIST. Accordingly, Consultant agrees that the development work done with the HLPR Chair was and is for the benefit of the Corporation and further agrees as follows:

(i)
On or prior to termination of this Consulting Agreement, Consultant will use his best efforts to cause RRR to enter an agreement in substantially the form presented to RRR (attached) and with a competitive royalty to be paid to RRR as may be mutually agreed by the Corporation and RRR.

(ii)
If the Corporation and RRR are unable to enter an agreement, Consultant agrees that he will not use or disclose to any other party including RRR any ideas, concepts, technical information, or other intellectual property owned by Innova and its subsidiaries developed while he was employed by either Innova or RWT.

(iii)
In addition Consultant agrees that so long as there is no agreement between the Corporation and any of its wholly owned subsidiaries, on the one hand and RRR, on the other hand, he will not be employed as an employee or independent contractor by any entity, including RRR, which is developing the HLPR Chair. If there is an agreement between Innova and/or one of its wholly owned subsidiaries and RRR, then Consultant may be engaged by RRR or any other entity bound by the agreement with the Corporation and/or its wholly owned subsidiary, but shall not disclose the Corporation’s confidential information to parties which are not subject to the terms of such Agreement between the Corporation and/or one of its subsidiaries and RRR.

If Consultant obtains financing for the Corporation from the HLPR Chair which inures to the benefit of Corporation, Consultant shall be paid a fee equal to 1.0% of the net cash proceeds to the Corporation. If Consultant obtains revenues or other income for the Corporation from the HLPR Chair which inures to the benefit of Corporation, Consultant shall be paid a fee equal to 7.5% of the net cash proceeds to the Corporation for the period ending the earlier of July 1, 2008, or the last date upon which the Corporation receives cash proceeds.

(iv)
The Corporation shall direct all efforts with respect to a transaction regarding the HLPR Chair with Hill-Rom, and Hill Rom shall be excluded from the exclusivity provision of this consulting agreement and Consultant shall be entitled to a fee as set forth in (iii) above.

b. Licensing and Legal Settlements regarding RWT Patents and Trade Secret Violations. Consultant shall have the nonexclusive right to license the RWT intellectual property (patents) and pursue compensation for trade secret violations, subject to the Corporation’s approval of any licensing agreement or trade secret award or settlement. Consultant shall be paid 7.5% of all net revenues received by the Corporation during the period commencing on the date of this agreement through the date which is the third anniversary of this agreement from such licensing agreements or trade secret awards or settlement agreements entered as a direct result of Consultant’s efforts. Consultant shall advise the Corporation as to all third parties he intends to contact one week prior to such contact and such contact and information delivered to prospective patent or trade secret infringer/violator shall be in accordance with the Corporations established method of securing licensing revenues and trade secret awards or settlements. After proof of the delivery of the appropriate communications, the name of the targeted patent infringer or trade secret violator shall be entered onto the official list of qualified companies for which Consultant will be eligible to receive said compensation in accordance with this paragraph 1 (b) of this agreement. As of the date hereof, the only qualified company is KUKA.

(i)	Consultant shall be reimbursed for all expenses which are pre-approved in writing by the Corporation.

(ii)	All fees earned pursuant to this subsection 1 .b. shall be paid within thirty days following the Corporations receipt of net revenues and related cash.

(iii)
During the term of this Consulting Agreement, and any extensions so agreed to by the Parties, Consultant shall report directly to the Chief Executive Officer (CEO) of the Corporation and shall limit all communications to and from the CEO, unless otherwise specified in writing by the CEO.

1. Performance. The Consultant accepts the engagement described in Section 1 of this Agreement and agrees to devote such of his time as the Corporation and Consultant agree necessary in order to perform the services described herein.

3.              Reimbursement of Expenses. The Corporation shall reimburse Consultant for Consultant’s previously approved out of pocket expenses, on a monthly basis. Consultant shall provide the Company with copies of all bills associated with reimbursed expenses.

4.              Surrender of Properties. Upon termination of the Consultant's engagement with the Corporation, regardless of the cause therefore, the Consultant shall promptly surrender to the Corporation all property provided Consultant by the Corporation for use in relation to Consultant’s engagement.

5.                Confidentiality of Information; Duty of Non-Disclosure.

(a) The Consultant acknowledges and agrees that Consultant’s engagement by the Corporation under this Agreement necessarily involves Consultant’s understanding of and access to certain trade secrets and confidential information pertaining to the business of the Corporation. Accordingly, the Consultant agrees that after the date of this Agreement at all times Consultant will not, directly or indirectly, without the express written consent of the Corporation, disclose to or use for the benefit of any person, corporation or other entity, or for Consultant any and all files, trade secrets or other confidential information concerning the internal affairs of the Corporation, including, but not limited to, information pertaining to its trade secrets, business plans, clients, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Consultant agrees that Consultant shall not, directly or indirectly, remove or retain, without the express prior written consent of the Corporation, and upon termination of this Agreement for any reason shall return to the Corporation, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, business plans or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Corporation or obtained as a result of his engagement by the Corporation except as disseminated to the public at large or industry generally. The Consultant acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Corporation. The covenants contained in this Section 10 shall survive the termination of this Agreement.

(b) The Consultant agrees and acknowledges that the Corporation does not have any adequate remedy at law for the breach or threatened breach by the Consultant of Consultant’s covenant, and agrees that the Corporation shall be entitled to injunctive relief to bar the Consultant from such breach or threatened breach in addition to any other remedies which may be available to the Corporation at law or in equity.

6.             Term and Termination.

(a)                Term. This Agreement shall automatically terminate on June 19, 2008 (the

“Effective Date”). Any extension must be in writing and signed by both parties.

(b)             Termination for Just Cause. The Corporation shall have the option to terminate the Engagement Period, effective immediately upon written notice of such termination to the Consultant, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (a) the death or permanent total disability of the Consultant or Consultant’s absence from active engagement by reason of illness or incapacity for a period of sixty (60) consecutive days; (b) the breach by the Consultant of Consultant’s covenants under this Agreement; (c) the commission by the Consultant of theft or embezzlement of Corporation property or other acts of dishonesty; (d) the commission by the Consultant of a crime resulting in injury to the business, property or reputation of the Corporation or any affiliate of the Corporation or commission of other significant activities harmful to the business or reputation of the Corporation or any affiliate of the Corporation; (e) the willful refusal to perform or substantial neglect of the activities to be performed by the Consultant pursuant to Section 1 hereof; or (f) termination of the business of the Corporation for any reason.

Upon termination of the engagement period for Just Cause, the Consultant shall have no rights to any future fees for any period beyond the effective date of termination.

7.        Independent Contractor. Consultant’s relationship to the Company is one of independent contractor and nothing contained in this Agreement shall be construed to imply that Consultant is an agent or employee of the Company for any purpose, including, without limitation, withholding for purposes of Social Security or income taxes, or entitlement to any insurance, retirement or other employee benefits offered by the Company except as set forth in that certain Termination and Retirement Agreement of even date herewith. Consultant acknowledges and represents to the Company that he understands and will assume all state, local, and federal reporting requirements for an independent contractor. Consultant shall have no right, power or authority to create any obligation, expressed or implied, or to make any representation on behalf of the Company, except as may be expressly authorized in writing from time to time by the Company and then only to the extent of such authorization.

8.              General Provisions.

(c) Goodwill. The Corporation has invested substantial time and money in the development of its products and services, soliciting clients and creating goodwill. By accepting this Consulting Agreement with the Corporation, the Consultant acknowledges that the customers are the customers of the Corporation and that any goodwill created by the Consultant belongs to and shall inure to the benefit of the Corporation.

(d)              Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address as set forth below:

If to the Corporation:

Innova Robotics and Automation, Inc.
P.O. Box 08278
Fort Myers, Florida 33908
Attention: Eugene Gartlan, Chief Executive Officer

If to the Consultant:

Walter Weisel
6624 Daniel Court
Ft. Myers, Florida 33908 Attention: Walter Weisel

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date which is three (3) days after its mailing.

(e)              Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Corporation unless made in writing and signed by an officer of the Corporation duly authorized by the Board of Directors or upon the Consultant unless made in writing and signed by Consultant. The waiver by the Corporation of the breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant. The waiver by the Consultant of the breach of any provision of this Agreement by the Corporation shall not operate or be construed as a waiver of any subsequent breach by Corporation.

(f)              Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Consultant's duties and payment as a Consultant to the Corporation, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to Consultant’s engagement except as set forth herein.

(g)               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida. The Corporation and Consultant hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the State of Florida and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the state of Florida for purposes of any action or proceeding arising out of or in connection with this Agreement.

(h)               Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

(i)               Assignment. The Consultant may not under any circumstances delegate any of Consultant’s rights and obligations hereunder without first obtaining the prior written consent of the Corporation. This Agreement and all of the Corporation's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Corporation.

(j)              Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

IN WITNESS WHEREOF, this Agreement is entered into on the day and year first above written.

CORPORATION:
Innova Robotics and Automation, Inc.
By:	/s/
Eugene Gartlan
CEO

CONSULTANT:

Walter Weisel